Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 11, 2026

Board of Trustees

Public Storage

2811 Internet Boulevard

Frisco, Texas 75034

To the addressee referred to above:

We are acting as counsel to Public Storage, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to (i) 13,147,492 common shares of beneficial interest, par value $0.10 per share (the “Common Shares”), of the Company (the “Shares”), (ii) 10,229,928 6.000% Cumulative Preferred Shares of beneficial interest, Series T, par value $0.01 per share, of the Company (the “Series T Preferred Shares”), and (iii) 5,668,128 6.000% Cumulative Preferred Shares of beneficial interest, Series U, par value $0.01 per share, of the Company (the “Series U Preferred Shares” and, together with the Series T Preferred Shares, the “Preferred Shares”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 16, 2026 (as amended from time to time, the “Merger Agreement”), by and among the Company, Public Storage OP, L.P., a Delaware limited partnership, Pelican Merger Sub I, LLC, a Maryland limited liability company, Pelican Merger Sub II, LLC, a Delaware limited liability company, National Storage Affiliates Trust, a Maryland real estate investment trust, and NSA OP, LP, a Delaware limited partnership. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares and the Preferred Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended, and that upon the issuance of any of the Shares and the Preferred Shares, the total number of Common Shares and Preferred Shares issued and outstanding will not exceed the total number of Common Shares and Preferred Shares that the Company is then authorized to issue under the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) Following (i) the effectiveness of the Registration Statement, (ii) the effectiveness of the transactions pursuant to the Merger Agreement and (iii) the issuance and delivery of the Shares in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

(b) Following (i) the effectiveness of the Registration Statement, (ii) the effectiveness of the transactions pursuant to the Merger Agreement, (iii) the filing of Articles Supplementary with, and the acceptance for record by, the Maryland State Department of Assessment and Taxation, and (iv) the issuance and delivery of the Preferred Shares in accordance with the terms of the Merger Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP